UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[   ]   Soliciting Material Pursuant to §240.14a-12

CNL Healthcare Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNL HEALTHCARE PROPERTIES, INC.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

April 16, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of stockholders of CNL Healthcare Properties, Inc. (the “Company”) on Thursday, June 24, 2015 at 9:30 a.m. Eastern Time, at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 (such meeting, and any adjournment or postponement thereof, the “2015 Annual Meeting”). The Company’s board of directors (the “Board”) and executive officers look forward to greeting you personally. Enclosed for your review are the proxy card, the proxy statement with the notice setting forth the business to come before the 2015 Annual Meeting and the Company’s 2014 annual report to stockholders.

In the accompanying proxy statement, the Board is requesting that you consider (i) the election of five (5) directors; and (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015.

The Board unanimously recommends that you vote “FOR ALL” to elect each of the nominated directors and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015.

Your vote is critical. Regardless of the number of shares you own in the Company, it is very important that your shares be represented. You may authorize your proxy by Internet or telephone or by mailing your completed proxy card. Please authorize your proxy today. Authorizing a proxy will ensure your representation at the 2015 Annual Meeting if you choose not to attend and vote in person. Thank you for your attention to this matter.

Sincerely,

James M. Seneff, Jr.

Chairman of the Board

Stephen H. Mauldin

President and Chief Executive Officer

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CNL HEALTHCARE PROPERTIES, INC.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

2015 Annual Meeting to be held June 24, 2015

To Our Stockholders:

Notice is hereby given that the annual meeting of stockholders of CNL Healthcare Properties, Inc., a Maryland corporation (the “Company”), will be held at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 on June 24, 2015 at 9:30 a.m. Eastern Time (such meeting, and any adjournment or postponement thereof, the “2015 Annual Meeting”) for the following purposes:

1.	To consider and vote upon the election of five (5) directors of the Company for terms expiring at the 2016 Annual Meeting of stockholders and until their successors are duly elected and qualify;

2.	To consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Company’s Board of Directors does not know of any matters that may be voted upon at the 2015 Annual Meeting other than the matters set forth in the first two proposals listed above.

Only stockholders of record at the close of business on March 31, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting.

Stockholders are cordially invited to attend the 2015 Annual Meeting in person. All stockholders, whether or not they plan to attend the 2015 Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. You may also authorize your proxy by Internet or telephone by following the instructions on the proxy card. It is important that your shares be voted. By authorizing your proxy promptly, you can help the Company avoid additional expenses to ensure that a quorum is met so the 2015 Annual Meeting can be held. If you decide to attend the 2015 Annual Meeting, you may revoke your proxy and vote your shares in person.

ALL STOCKHOLDERS ARE URGED TO AUTHORIZE YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE 2015 ANNUAL MEETING AND VOTE IN PERSON. If you attend the 2015 Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Holly J. Greer
April 16, 2015 Orlando, Florida	Secretary

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PROXY STATEMENT

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CNL HEALTHCARE PROPERTIES, INC.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(800) 522-3863

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished by the board of directors (the “Board”) of CNL Healthcare Properties, Inc., Maryland corporation (the “Company”), in connection with the solicitation by the Board of proxies to be voted at the annual meeting of stockholders to be held at 9:30 a.m. Eastern Time on Thursday, June 24, 2015 at the Company’s offices located at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 (such meeting, and any adjournment or postponement thereof, the “2015 Annual Meeting”) for the purposes set forth in the accompanying notice of such meeting. Only stockholders of record at the close of business on March 31, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the 2015 Annual Meeting. This proxy statement, the proxy card, the notice setting forth matters upon which stockholders are entitled to vote and the 2014 annual report are first being mailed to stockholders on or about April 30, 2015.

As of March 31, 2015, there were 135,502,981 shares of common stock of the Company outstanding and entitled to vote. As of the Record Date, officers and directors of the Company had the power to vote, as determined by the rules of the U.S. Securities and Exchange Commission (the “Commission”), less than 1% of the outstanding shares of common stock.

Proxy and Voting Procedures

Your vote is important. You can save the Company the expense of a second mailing by authorizing a proxy promptly.

A proxy card is enclosed for your use. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or do so by phone or internet as discussed below. Authorizing a proxy will not limit your right to vote at the 2015 Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the 2015 Annual Meeting.

All proxies that have been properly authorized and not revoked will be voted at the 2015 Annual Meeting. If you authorize a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted (i) “FOR ALL” to elect the five nominees for director named herein; and (ii) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015. With respect to any other business that may properly come before the stockholders for any vote at the 2015 Annual Meeting, your shares will be voted in the discretion of the proxy holder.

Quorum; Required Vote

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the 2015 Annual Meeting. If a share is represented for any purpose at the 2015 Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. The presence, in person or by proxy, of the holders of 50% of the outstanding shares of common stock entitled to vote at the 2015 Annual Meeting constitutes a quorum. A stockholder may withhold his or her vote in the election of directors or may abstain with respect to each other item submitted for stockholder approval. Withheld votes, abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining the existence of a quorum, but will not be counted as votes cast. A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of shares held in street name and the broker does not have discretionary authority to vote uninstructed shares on non-routine matters.

The affirmative vote of a majority of the shares represented in person or by proxy at the 2015 Annual Meeting is required for the election of each director, provided a quorum is present. Abstentions, broker non-votes and withheld votes will have the effect of a vote against each nominee for director.

The affirmative vote of a majority of the votes cast in person or by proxy at the 2015 Annual Meeting is required for the ratification of the Board’s appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015, provided a quorum is present. Abstentions will have no effect on the outcome of the proposal. Because brokers have discretionary authority to vote on routine proposals, there will not be any broker non-votes with respect to the ratification of the appointment of the Company’s independent registered public accounting firm.

If sufficient votes for approval of any of the matters to be considered at the 2015 Annual Meeting have not been received prior to the meeting date, the Company intends to postpone or adjourn the 2015 Annual Meeting in order to solicit additional votes with respect to that matter. The form of proxy the Company is soliciting requests authority for the proxies, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the 2015 Annual Meeting. At any postponed or adjourned meeting, the Company will vote any proxies received in the same manner described in this Proxy Statement with respect to the original meeting.

Proxy Authorization by Internet or Telephone

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access also may authorize proxies by following the “Vote by Internet” instructions on their proxy cards. The telephone and Internet proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. If you have questions about authorizing your proxy by telephone or Internet, call Broadridge Investor Communications Solutions, Inc., the Company’s proxy solicitor (“Broadridge”), toll free at 1-855-928-4482.

Please refer to the enclosed proxy card for instructions on how to authorize your proxy. If you choose not to authorize a proxy by telephone or by Internet, please complete, sign and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this Proxy Statement.

Revocation of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is being revoked, (2) by presentation before or at the 2015 Annual Meeting of a subsequent proxy properly executed by the person executing the prior proxy, or (3) by attendance at the 2015 Annual Meeting and voting in person. Notices of revocation of proxies should be sent to the attention of the Company’s Secretary, Holly J. Greer. The mailing address of the principal executive offices of the Company is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Solicitation Expenses

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission by directors and officers of the Company, or certain employees of CNL Capital Markets Corp., CNL Securities Corp., and affiliates of the Company’s advisor, CNL Healthcare Corp. (the “Advisor”), without special compensation therefor. The Company has also retained Broadridge Investor Communication Solutions, Inc. to assist in the solicitation of proxies for a base fee of approximately $3,000 plus additional fees per contact of stockholders subject to a maximum fee of approximately $8,000, and for reimbursement of reasonable out-of-pocket expenses. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Notice of Internet Availability of Proxy Materials

In accordance with the Commission’s rules and regulations, in addition to mailing printed copies of proxy materials to stockholders, the Company is also providing access to these materials via the Internet. As more fully described on the proxy card, stockholders may access and review the Company’s proxy materials, authorize their proxies and/or elect to receive next year’s proxy materials electronically via the web address provided below.

This Proxy Statement and the Company’s 2014 Annual Report

to Stockholders are available at www.proxyvote.com.

Where to Obtain More Information

The mailing address of the principal executive offices of the Company is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

The Company makes available free of charge on its website www.CNLHealthcareProperties.com the Company’s annual report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report on Form 10-K”), as well as all other filings as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the Commission.

A copy of the Company’s 2014 Annual Report on Form 10-K that was filed with the Commission will be furnished without the accompanying exhibits to stockholders without charge upon written request sent to the Company’s Secretary, Holly J. Greer, at the Company’s offices. Each such request must set forth a good faith representation that as of March 31, 2015, the person making the request was the beneficial owner of common stock entitled to vote at the 2015 Annual Meeting. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to the Company’s 2014 Annual Report on Form 10-K.

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2014 (the “2014 Annual Report to Stockholders”) accompanies this proxy statement.

PROPOSAL I

ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

The persons named below have been nominated by the Board for election as directors to serve until the 2016 Annual Meeting of stockholders and until their successors have been duly elected and qualify. James M. Seneff, Jr. has been a director since the Company’s inception in June 2010. Thomas K. Sittema has been a director since April 13, 2012. A majority of the Company’s directors are required to be independent, as that term is defined in the Company’s charter (the “Charter”) and as set forth below under “Board Leadership Structure: Independence and Role in Risk Oversight” (the “Independent Directors”). Michael P. Haggerty and J. Douglas Holladay have served as Independent Directors since April 13, 2012. J. Chandler Martin has served as an Independent Director since July 27, 2012.

In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote for the election of such other person in the place of such nominee(s) for the office of director as the Board may recommend. The affirmative vote of a majority of all of the shares represented in person or by proxy at the 2015 Annual Meeting is required for the election of directors.

The Company’s officers and directors that own shares of common stock have advised the Company that they intend to vote their shares of common stock for the election of each of the nominees.

Set forth below is each nominee’s name, age, principal occupation or employment during the periods indicated and other biographical information.

The Board unanimously recommends a vote “FOR ALL” to elect each of the following nominees to the Board:

James M. Seneff, Jr.

Thomas K. Sittema

J. Chandler Martin

Michael P. Haggerty

J. Douglas Holladay

Directors and Executive Officers

The Company’s directors and executive officers as of March 31, 2015 were as follows:

Name	Age	Position

James M. Seneff, Jr.	68	Director and Chairman of the Board
Thomas K. Sittema	56	Director and Vice Chairman of the Board
J. Chandler Martin	64	Independent Director and Audit Committee Financial Expert
Michael P. Haggerty	62	Independent Director
J. Douglas Holladay	68	Independent Director
Stephen H. Mauldin	46	President and Chief Executive Officer (Principal Executive Officer)
Joseph T. Johnson	40	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) (Through April 30, 2015)
Kevin R. Maddron	46	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) (Effective May 1, 2015)
Ixchell C. Duarte	48	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	43	General Counsel, Senior Vice President and Secretary

James M. Seneff, Jr. Chairman of the Board and Director. Mr. Seneff has served as chairman of the Board since May 2011 and a director since the Company’s inception in June 2010, and as the chairman of the Company’s Advisor, CNL Healthcare Corp., since its inception in June 2010. Mr. Seneff has served as chairman of the board and a director of CNL Lifestyle Properties, Inc., a public, non-traded real estate investment trust (“REIT”) (2003 to present), a director of the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010), and a director of its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present). He has also served as chairman of the board and a director of CNL Growth Properties, Inc., a public, non-traded REIT, since August 2009 and December 2008, respectively, and has served as a manager of its advisor, CNL Global Growth Advisors, LLC, since its inception in December 2008; chairman of the board and a director of Global Income Trust, Inc., a public, non-traded REIT, since April 2009 and March 2009, respectively, and a manager of its advisor, CNL Global Income Advisors, LLC, since its inception in December 2008.

Mr. Seneff is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (2008 to present) of CNL Financial Group, LLC, the Company’s sponsor, and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company (“CNL”). Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); CNL Securities Corp., a FINRA-registered broker-dealer and the managing dealer of the Company’s current offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his B.A. in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisitions, ownership and dispositions in a variety of public and private real estate investment vehicles, which strengthens the Board’s collective knowledge, capabilities and experience. Mr. Seneff is principally responsible for overseeing the formulation of the Company’s strategic objectives.

Thomas K. Sittema. Vice Chairman of the Board and Director.  Mr. Sittema has served as vice chairman of the Board and a director since April 2012. Mr. Sittema served as the Company’s chief executive officer from September 2011 to April 2012, and has served as chief executive officer of the Company’s Advisor since September 2011. Mr. Sittema has also served as vice chairman of the board and a director of CNL Lifestyle Properties, Inc. since April 2012. He served as chief executive officer of CNL Lifestyle Properties, Inc. from September 2011 to April 2012 and has served as chief executive officer of its advisor since September 2011. Mr. Sittema has served as chief executive officer of CNL (January 2011 to present) and as president (August 2013 to present), and previously served as vice president (February 2010 to January 2011). He has also served as chief executive officer and president of CNL Financial Group, LLC, our sponsor, since August 2013 and has served as chief executive officer and a director of CNL Real Estate Group, Inc. (October 2009 to present) and president (August 2013 to present).

Mr. Sittema also serves as chairman of the board and a director of Corporate Capital Trust, Inc., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company since October 2010. Mr. Sittema has also served as Corporate Capital Trust, Inc.’s chief executive officer since September 1, 2014. Mr. Sittema has served as chief executive officer and president of CNL Growth Properties, Inc. and Global Income Trust, Inc., public, non-traded REITs, and their advisors since September 1, 2014. Mr. Sittema holds various other offices with other CNL affiliates. Mr. Sittema has served in various roles with Bank of America Corporation and predecessors, including NationsBank, NCNB and affiliate successors (1982 to October 2009). Most recently, while at Bank of America Corporation Merrill Lynch, he served as managing director of real estate, gaming, and lodging investment banking. Mr. Sittema joined the real estate investment banking division of Banc of America Securities at its formation in 1994 and initially assisted in the establishment and build-out of the company’s securitization/permanent loan programs. He also assumed a corporate finance role with the responsibility for mergers and acquisitions, or M&A, advisory and equity and debt capital raising for his client base. Throughout his career, Mr. Sittema has led numerous M&A transactions, equity offerings and debt transactions including high grade and high-yield offerings, commercial paper and commercial mortgage-backed security conduit originations and loan syndications. Mr. Sittema is a member, since February 2013, of the board of directors of Crescent Holdings, LLC. Mr. Sittema has been named chair-elect for 2015 of the Investment Program Association and will become chairman of the Investment Program Association in 2016. Mr. Sittema received his B.A. in business administration from Dordt College, and an M.B.A. with a concentration in finance from Indiana University.

As a result of these professional and other experiences, Mr. Sittema possesses particular knowledge of real estate acquisitions, ownership and dispositions, which strengthens the Board’s collective knowledge, capabilities and experience.

J. Chandler Martin. Independent Director and Audit Committee Financial Expert.  Mr. Martin has been an Independent Director and has served as the Company’s Audit Committee financial expert since July 2012. Mr. Martin served as Corporate Treasurer of Bank of America, a banking and financial services company, from 2005 until his retirement in March 2008. During his 27 years at Bank of America, Mr. Martin held a number of line and risk management roles, including leadership roles in commercial real estate risk management, capital markets risk management, and private equity investing. As corporate treasurer, he was responsible for funding, liquidity, and interest rate risk management. From 2003 to 2005, Mr. Martin was Bank of America enterprise market and operational risk executive, and from 1999 until 2003, he served as the risk management executive for Bank of America global corporate and investment banking. From April 2008 through July 2008, following his retirement, Mr. Martin served as a member of the Counterparty Risk Management Policy Group III (“CPMPG III”), co-chaired its Risk Monitoring and Risk Management Working Group, and participated in the production of CPMPG III’s report: “Containing Systemic Risk: The Road to Reform,” a forward-looking and integrated framework of risk management best practices. Mr. Martin returned to Bank of America in October 2008 to assist with the integration process for enterprise risk management following Bank of America’s acquisition of Merrill Lynch. After working on the transition, Mr. Martin served as Bank of America’s enterprise credit and market risk executive until July 2009. Currently, Mr. Martin is chairman of the board of directors of CommunityOne Bancorporation, a community bank holding company headquartered in Asheboro, North Carolina, serving as a member of the strategic planning committee and the compensation and nominating committee. He also serves as a member of the advisory board of

Corrum Capital Management, an alternative investment management firm. Mr. Martin attained an M.B.A. from Samford University and a B.A. in economics from Emory University.

As a result of these professional and other experiences, Mr. Martin possesses particular knowledge of, among other things, systems of internal controls, risk management best practices, sound corporate governance, and the relationship between liquidity, leverage and capital adequacy, which strengthens the Board’s collective knowledge, capabilities and experience.

Michael P. Haggerty. Independent Director.  Mr. Haggerty joined the Board as an Independent Director in April 2012. Since 1984, Mr. Haggerty has been a partner at Jackson Walker, LLC, a Dallas-based law firm. For more than 20 years, Mr. Haggerty has headed the finance group of Jackson Walker. Mr. Haggerty’s commercial real estate practice has included the negotiation, structuring, and documentation of interim and permanent financing of office buildings, shopping centers, retirement facilities, restaurants, industrial properties, and multi-family residential projects. The credit facilities have involved: both single asset and portfolio transactions; multi-state transactions; partnerships, corporations, REITs, conduits, and pension funds; equity participations; loan participations; letters of credit; multi-creditor facilities; and commercial and residential mortgage warehouse lines of credit. Mr. Haggerty has served as a director of North Dallas Bank & Trust Co. Mr. Haggerty attained a B.B.A. from the University of Georgia and a J.D. from the University of Virginia School of Law. Since 1978, Mr. Haggerty has been admitted to practice law in the states of both Texas and Georgia.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate and commercial law, which strengthens the Board’s collective knowledge, capabilities and experience.

J. Douglas Holladay. Independent Director.  Mr. Holladay has been an Independent Director since April 2012. Mr. Holladay has served as a general partner of Elgin Capital Partners, a private energy company based in Denver from 2008 to the present. He is an advisor to Alexander Proudfoot, Headwaters, the Business Growth Alliance, and the Case Foundation. From 1999 to 2008, Mr. Holladay was co-founder of a middle market private equity fund, Park Avenue Equity Partners. Since 2011, Mr. Holladay has been a guest columnist for the online Washington Post and is an adjunct professor at Georgetown University. From 2009 to the present, Mr. Holladay has served on the board of directors of Miraval, a privately held luxury resort and spa located in Arizona. From July 2004 to April 2007, Mr. Holladay served as a director of CNL Hotels & Resorts, Inc., a public non-traded REIT affiliated with CNL. From 2004 until July 2008, Mr. Holladay also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Previously, Mr. Holladay held senior positions at Goldman, Sachs & Co., the U.S. State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Between 2000 and 2009, Mr. Holladay served as a director for Sunrise Senior Living, Inc., a public company that provides senior living services in the United States, Canada and the United Kingdom. Mr. Holladay attained an M.Litt. in political and economic history from Oxford University, an M.A. in theology from Princeton Theological Seminary, and an A.B. in political science from the University of North Carolina, Chapel Hill. He holds honorary doctorates from Morehouse College and Nyack College.

As a result of these professional and other experiences, Mr. Holladay possesses particular knowledge of real estate investment and finance and the capital markets, which strengthens the Board’s collective knowledge, capabilities and experience.

Stephen H. Mauldin. Chief Executive Officer and President.  Mr. Mauldin has served as the Company’s chief executive officer since April 2012. Mr. Mauldin has also served as the Company’s president and as president of the Company’s Advisor since September 2011. He served as the Company’s chief operating officer from September 2011 to April 2012, and has served as chief operating officer of the Advisor since September 2011. He also has served as president of each of CNL Lifestyle Properties, Inc., a public-non-traded REIT, and its advisor, CNL Lifestyle Advisor Corporation, since September 2011, chief executive officer of CNL Lifestyle Properties, Inc. (since April 2012), and chief operating officer of each of CNL Lifestyle Properties, Inc. (September 2011 to April 2012) and its advisor (September 2011 to present).

Prior to joining the Company, Mr. Mauldin most recently served as a consultant to Crosland, LLC, a privately held real estate development and asset management company headquartered in Charlotte, North Carolina, from March 2011 through August 2011. He previously served as their chief executive officer, president and a member of their board of directors from July 2010 until March 2011. Mr. Mauldin originally joined Crosland, LLC in 2006 and served as its chief financial officer from July 2009 to July 2010 and as president of Crosland’s mixed-use and multi-used development division prior to his appointment as chief financial officer. Prior to joining Crosland, LLC, from

1998 to June 2006, Mr. Mauldin was a co-founder and served as a partner of Crutchfield Capital, LLC, a privately held investment and operating company with a focus on small and medium-sized companies in the southeastern United States. From 1996 to 1998, Mr. Mauldin held various positions in the capital markets group and the office of the chairman of Security Capital Group, Inc., which prior to its sale in 2002, owned controlling interests in 18 public and private real estate operating companies (eight of which were NYSE-listed) with a total market capitalization of over $26 billion. Mr. Mauldin graduated with a B.S. in finance from the University of Tampa and received an M.B.A. with majors in real estate, finance, managerial economics and accounting/information systems from the J.L. Kellogg Graduate School of Management at Northwestern University.

Joseph T. Johnson. Senior Vice President, Chief Financial Officer and Treasurer.  (Through April 30, 2015) Mr. Johnson has served as the Company’s senior vice president since June 2010 and chief financial officer since August 2011. Mr. Johnson has also served as the Company’s treasurer since April 2012. He previously served as the Company’s chief accounting officer (June 2010 to August 2011), and secretary (June 2010 to March 2011). Mr. Johnson has served as senior vice president of the Company’s Advisor since March 2014 and served as chief financial officer (November 2013 to March 2014), chief accounting officer (June 2010 to November 2013), and senior vice president of finance (April 2011 to November 2013). Mr. Johnson has served as treasurer since April 2012, senior vice president since February 2007, and chief financial officer since August 2011 of CNL Lifestyle Properties, Inc., a public-non-traded REIT. He was previously vice president of accounting and financial reporting (January 2006 to February 2007), and chief accounting officer (February 2007 to August 2011) of CNL Lifestyle Properties, Inc. He served in comparable positions at CNL Lifestyle Properties, Inc.’s former advisor, CNL Lifestyle Company, LLC, and has served as senior vice president of its current advisor, CNL Lifestyle Advisors Corporation, since March 2014 and previously served as senior vice president of finance (April 2011 to November 2013) and chief accounting officer (December 2010 to November 2013). Mr. Johnson was previously employed by CNL Hospitality Corp. (2001 to 2005), the advisor to CNL Hotels & Resorts, Inc., where he served as vice president of accounting and financial reporting. Prior to that, he worked in the audit practice of KPMG LLP. Mr. Johnson is a certified public accountant. He received a B.S. in accounting and an M.S. in accounting from the University of Central Florida.

Kevin R. Maddron. Chief Operating Officer, Chief Financial Officer and Treasurer.  (Effective May 1, 2015) Mr. Maddron has served as the Company’s chief operating officer, chief financial officer and treasurer since May 1, 2015. He previously served as senior vice president (September 2011 to May 2015). Mr. Maddron has served as senior vice president of the Company’s Advisor since July 2011 and served as senior managing director (March 2013 to November 2013). Mr. Maddron has served as senior vice president since September 2011 of CNL Lifestyle Properties, Inc., a public-non-traded REIT and has also served as senior vice president of its advisor, CNL Lifestyle Advisor Corporation, since July 2011. Previously, Mr. Maddron served as vice president of asset management for CNL Retirement Properties, Inc. from November 2002 until the sale of the company in October 2006. Prior to rejoining CNL in 2011, Mr. Maddron was the chief operating officer and chief financial officer of Servant Healthcare Investments, where he was responsible for managing treasury and finance activities and overseeing the acquisitions, development, project analysis and due diligence efforts of the company’s healthcare and senior housing investments. Mr. Maddron earned a B.B.A. and M.S.A in accounting from the University of Central Florida. He is also a certified public accountant.

Ixchell C. Duarte. Senior Vice President and Chief Accounting Officer.  Ms. Duarte has served as a senior vice president and the Company’s chief accounting officer since March 2012, and was previously a vice president from February 2012 to March 2012. She also has served as senior vice president and chief accounting officer of the Company’s Advisor since November 2013. Ms. Duarte has served as senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public, non-traded REIT, and was previously a vice president from February 2012 to March 2012. She also has served as senior vice president and chief accounting officer of its advisor since November 2013. Since June 2012, Ms. Duarte has served as senior vice president and chief accounting officer of CNL Growth Properties, Inc., a public non-traded REIT, and has served as senior vice president of its advisor since November 2013. She has served as senior vice president and chief accounting officer of Global Income Trust, Inc., a public non-traded REIT, since June 2012 and has served as senior vice president of its advisor since November 2013. Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012 as a result of GE Capital’s acquisition of Trustreet, a publicly traded REIT. Prior to that, Ms. Duarte served as senior vice president and chief accounting officer of Trustreet and served as senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as a director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of Coopers & Lybrand where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). Ms. Duarte is a certified public accountant. She received a B.S. in accounting from the Wharton School of the University of Pennsylvania.

Holly J. Greer. General Counsel, Senior Vice President and Secretary.  Ms. Greer has served as the Company’s general counsel, senior vice president and secretary since March 2011. She previously served as associate general counsel and vice president from inception in June 2010 until March 2011. Ms. Greer has also served as senior vice president of the Company’s Advisor since November 2013 and previously served as associate general counsel and vice president (June 2010 until April 2011) and served as senior vice president, legal affairs (April 2011 until November 2013). Ms. Greer has served as general counsel, senior vice president and secretary of CNL Growth Properties, Inc. and Global Income Trust, Inc., public, non-traded REITs, since August 2011 and as senior vice president and secretary of their advisors since August 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until November 2009, Ms. Greer served as counsel to CNL Lifestyle Properties, Inc., and its former advisor, overseeing real estate and general corporate legal matters. She served as assistant general counsel of its former advisor (November 2009 to January 2010) and served as associate general counsel and vice president (January 2010 until April 2011). Ms. Greer served as associate general counsel (January 2010 until March 2011) and vice president (December 2009 until March 2011) of CNL Lifestyle Properties, Inc. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc. She has also served as senior vice president of its current advisor, CNL Lifestyle Advisor Corporation, since November 2013 and previously served as assistant general counsel and vice president (December 2010 to April 2011) and senior vice president, legal affairs (April 2011 to November 2013). Prior to joining CNL Lifestyle Properties, Inc., Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

Board Leadership Structure: Board Independence and Role in Risk Oversight

The Board is currently comprised of five directors, with Mr. Seneff serving as the chairman of the Board. The Company’s bylaws allow the roles of chairman of the board and chief executive officer to be separated or combined, and the Board believes that it is appropriate to have these as separate positions at this time on account of the varying strengths, experiences and relationships of each of these individuals in the real estate industry. The Chairman, Mr. Seneff, has unique knowledge, experience and relationships with the Board and management and within a broad spectrum of the real estate market, and his continued role as Chairman provides significant value to the Company. Mr. Sittema, the vice chairman of the Board, has extensive experience and relationships in the sectors in which the Company acquires and owns real estate properties and the Board believes that his experience and attributes are complementary to the strengths of Mr. Seneff. Mr. Mauldin, the president and chief executive officer, also has extensive real estate investment experience which complements that of Messrs. Seneff and Sittema.

For the year ended December 31, 2014, each of Messrs. Haggerty, Holladay, and Martin served as Independent Directors.

Although the Company’s shares are not listed on the New York Stock Exchange, the Company applies the exchange’s standards of independence to its own outside directors and for the year ended December 31, 2014, each of Messrs. Haggerty, Holladay, and Martin met the definition of “independent” under Section 303A.02 of the New York Stock Exchange listing standards.

The Audit Committee focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes. The Audit Committee meets regularly to discuss the strategic direction and the issues and opportunities facing the Company in light of trends and developments in the REIT industry and general business environment. Throughout the year, the Board provides guidance to management regarding the Company’s strategy and helps to refine its operating plans to implement the Company’s strategy. Annually, the Audit Committee holds meetings with senior management, PricewaterhouseCoopers and internal audit to review the categories of risk the Company faces, including any risk concentrations and risk interrelationships, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures. The involvement of the Audit Committee in setting the Company’s business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the president and chief executive officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and the Audit Committee providing oversight of risk management efforts. See “Committees of the Board.”

Compensation of Independent Directors

During the year ended December 31, 2014, each Independent Director received a $35,000 annual fee for services as well as $2,000 per Board meeting attended, whether they participated by telephone or in person. Each Independent Director serving on the Audit Committee or the Valuation Committee received $2,000 per meeting attended, whether they participated by telephone or in person. The Audit Committee Chair received an annual retainer of $10,000 in addition to Audit Committee meeting fees and fees for meeting with the independent accountants as a representative of the Audit Committee. Independent Directors are also paid $2,000 per day for their participation in certain meetings and other Company related business outside of normally scheduled Board meetings. No additional compensation is paid for attending the 2015 Annual Meeting.

The following table sets forth the compensation earned or paid to the Company’s directors during the year ended December 31, 2014 for their service on the Board, the Audit Committee and the Valuation Committee (where applicable):

Name	Fees Earned or Paid in Cash	Total
James M. Seneff, Jr.	None	None
Thomas K. Sittema	None	None
Michael P. Haggerty	$55,000	$55,000
J. Douglas Holladay	$51,000	$51,000
J. Chandler Martin	$65,000	$65,000

Board Meetings During Fiscal Year 2014

The Board met five times during 2014. Each member of the Board attended at least 75% of the total Board meetings with the exception of Mr. Seneff. During 2014, the Audit Committee held four meetings and each member of the Audit Committee attended 100% of the total Audit Committee meetings. Although the Company does not have a policy on director attendance at the 2015 Annual Meeting of stockholders, directors are encouraged to do so. Mr. Sittema and Mr.  Martin were in attendance at the 2014 annual meeting of stockholders.

Committees of the Board of Directors

The Company has a standing Audit Committee, the members of which are selected by the Board each year. During 2014, the Audit Committee was comprised of J. Douglas Holladay, Michael P. Haggerty, and J. Chandler Martin. Each of the members of the Audit Committee was determined to be “independent” under the listing standards of the New York Stock Exchange referenced above. The Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is posted on the Company’s website at http://www.CNLHealthcareProperties.com. The Audit Committee assists the Board by providing oversight responsibilities relating to:

—	The integrity of financial reporting;

—	The independence, qualifications and performance of the Company’s independent auditors;

—	The systems of internal controls;

—	The performance of the Company’s internal audit function;

—	Compliance with management’s audit, accounting and financial reporting policies and procedures; and

—	Company risk management.

In addition, the Audit Committee engages and is responsible for the compensation and oversight of the Company’s independent auditors and internal auditors. In performing these functions, the Audit Committee meets periodically with the independent auditors, management and internal auditors (including private sessions) to review the results of their work. During the year ended December 31, 2014, the Audit Committee met four times with the Company’s independent auditors, internal auditors and management to discuss the annual and quarterly financial reports prior to filing them with the Commission. The Audit Committee has determined that Mr. Martin, the chairman of the Audit Committee and an Independent Director, is an “audit committee financial expert” under the rules and regulations of the Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

In August 2013 the Board initiated a process to estimate the Company’s net asset value per share and created a special committee, comprised solely of Independent Directors, charged with oversight of the Company’s valuation process (the “Valuation Committee”).

Currently, the Company does not have a nominating committee, and therefore, does not have a nominating committee charter. The Board is of the view that it is not necessary to have a nominating committee at this time because the Board is composed of only five members, including a majority of “independent directors” (as defined under the New York Stock Exchange listing standards), and each director is responsible for identifying and recommending qualified Board candidates. The Board does not have a formal policy regarding diversity. The Board considers many factors with regard to each candidate, including judgment, integrity, diversity, prior professional experience, background, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of the Audit Committee, and the candidate’s willingness to devote substantial time and effort to Board responsibilities.

Company stockholders may recommend individuals to the Board for consideration as potential director candidates by timely submitting their names and appropriate background and biographical information to the Company’s Secretary at the Company’s offices. Assuming that the appropriate information has been timely provided, the Board will consider these candidates substantially in the same manner as it considers other Board candidates it identifies.

Currently, the Company does not have a compensation committee because it does not have any employees and does not separately compensate its executive officers for their services as officers; however, it does allocate to the Company a portion of the salary of certain of its executive officers. At such time, if any, as the Company’s shares of common stock are listed on a national securities exchange such as the New York Stock Exchange or the NASDAQ Stock Market or the Company has employees whom it directly provides compensation, the Company will form a compensation committee, the members of which will be selected by the full Board each year.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that the Company incorporates it by specific reference.

Review and Discussions with Management.  The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with the management of the Company. The Audit Committee also discussed with the Company’s senior management the process for certifications by the Company’s chief executive officer and chief financial officer required by the Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Commission.

Review and Discussions with Independent Auditors.  The Audit Committee has discussed with PricewaterhouseCoopers, the Company’s independent registered certified public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit Committee has reviewed the selection, application and disclosure of the Company’s critical accounting policies. The Audit Committee has also received written disclosures and letters from PricewaterhouseCoopers required by Rule 3524 and Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers their independence from the Company.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the 2014 Annual Report of the Company on Form 10-K for filing with the Commission.

The Audit Committee:

J. Chandler Martin

Michael P. Haggerty

J. Douglas Holladay

Corporate Governance

The Board has adopted corporate governance policies and procedures that the Board believes are in the best interest of the Company and its stockholders as well as compliant with the Sarbanes-Oxley Act of 2002 and the Commission’s rules and regulations. In particular:

The majority of the Board are Independent Directors and all of the members of the Audit Committee are Independent Directors.

The Board has adopted a charter for the Audit Committee. One member of the Audit Committee is an “audit committee financial expert” under Commission rules.

The Audit Committee hires, determines compensation of, and decides the scope of services performed by the Company’s independent auditors.

The Company has adopted a Code of Business Conduct that applies to all directors and officers of the Company, as well as all directors, officers and employees of the Company’s Advisor. The Code of Business Conduct sets forth the basic principles to guide their day-to-day activities.

The Company has adopted a Whistleblower Policy that applies to the Company and all employees of the Company’s Advisor, and establishes procedures for the anonymous submission of employee complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

The Company’s Code of Business Conduct and Whistleblower Policy are available on the Company’s website at www.CNLHealthcareProperties.com.

Stockholder Communications

Stockholders who wish to communicate with a member or members of the Board may do so by addressing their correspondence to the Board member or members, c/o Holly J. Greer, Secretary, CNL Healthcare Properties, Inc., 450 South Orange Avenue, Orlando, Florida, 32801. The Secretary will review and forward correspondence to the appropriate person or persons for response.

EXECUTIVE COMPENSATION

Board of Directors Report on Compensation

The following report of the Board does not constitute “soliciting material” and should not be deemed “filed” with the Commission or incorporated by reference into any other filing the Company makes under the Securities Act or the Exchange Act except to the extent the Company specifically incorporates this report by reference therein.

The Board reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this Proxy Statement (“CD&A”). Based on the Board’s review of the CD&A and the Board’s discussions of the CD&A with management, the Board approved including the CD&A in this proxy statement, and the Company’s 2014 Annual Report on Form 10-K for filing with the Commission.

The Board of Directors:

James M. Seneff, Jr.

Thomas K. Sittema

J. Chandler Martin

Michael P. Haggerty

J. Douglas Holladay

Compensation Discussion and Analysis

The Company has no employees and all of its executive officers are officers of the Advisor and/or one or more of the Advisor’s affiliates and are compensated by those entities, in part, for their service rendered to the Company. The Company does not separately compensate its executive officers for their service as officers; however, it does allocate to the Company a portion of the salary of certain of its executive officers. The Company did not pay any annual salary or bonus or long-term compensation to its executive officers for services rendered in all capacities to the Company during the year ended December 31, 2014. See “Certain Relationships and Related Transactions” for a description of the fees paid and expenses reimbursed to the Advisor and its affiliates.

If the Company determines to compensate named executive officers in the future, the Board will review all forms of compensation and approve all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of the Company’s shares.

SECURITY OWNERSHIP

The following table sets forth as of March 31, 2015, the number and percentage of outstanding shares beneficially owned by all persons known by the Company to own beneficially more than 5% of its common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished by such stockholders, directors and officers. Fractional shares are rounded to the nearest whole number. Except as noted below, the address of the named officers and directors is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares

James M. Seneff, Jr. (1)	639,228	*
Michael P. Haggerty	—	—
J. Douglas Holladay	—	—
J. Chandler Martin	—	—
Thomas K. Sittema	—	—
Steven H. Mauldin	5,248	*
Joseph T. Johnson	1,321	*
Ixchell C. Duarte	—	—
Holly J. Greer	646	*

All directors and executive officers as a group (9 persons)	646,443	*

* Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Represents shares held of record by our advisor, CNL Healthcare Corp., which is a wholly owned subsidiary of CNL Financial Group, LLC, which is indirectly wholly owned by Mr. Seneff.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain officers and persons who own more than 10% of the Company’s equity securities that are registered under the Exchange Act, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission (such persons hereinafter referred to as “Reporting Persons”). Reporting Persons are required by the Commission’s regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

The Company does not have any stockholders who own more than 10% of the Company’s outstanding common stock. The Company believes, based upon a review of Company records and reports filed with the Commission with respect to 2014, that the Company’s Reporting Persons complied with all Section 16(a) filing requirements during 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is externally advised and has no direct employees. Certain of the Company’s executive officers are executive officers of, or are on the board of managers of the Advisor. In addition, certain directors and officers hold similar positions with CNL Securities Corp., the managing dealer of the Company’s public offerings of its common stock and a wholly owned subsidiary of CNL (the “Managing Dealer”). In connection with services provided to the Company, affiliates are entitled to the following fees:

Managing Dealer – The Managing Dealer receives selling commissions and marketing support fees of up to 7% and 3%, respectively, of gross offering proceeds for shares sold, excluding shares sold pursuant to the Company’s distribution reinvestment plan, all or a portion of which may be paid to participating broker dealers by the Managing Dealer.

Advisor – Pursuant to the advisory agreement as amended on March 20, 2013 (the “Advisory Agreement”), the Advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of the Company’s assets, as well as the refinancing of debt obligations of the Company or its subsidiaries. In addition, the Advisor and its affiliates are entitled to reimbursement of actual costs incurred on behalf of the Company in connection with the Company’s organizational, offering, acquisition and operating activities. Pursuant to the Advisory Agreement, the Advisor receives investment services fees equal to 1.85% of the purchase price of properties (including its proportionate share of properties acquired through joint ventures) for services rendered in connection with the selection, evaluation, structure and purchase of assets. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% equal to (i) the monthly average sum of the daily real estate asset value (as defined in the Advisory Agreement) of the Company and the Company’s operating partnership, plus (a) the outstanding value of any loans made, plus (b) the amount invested in permitted investments (as defined in the Advisory Agreement); and (ii) 0.1042% of the monthly average on the daily book value of real estate related securities or other securities. The Advisor will also receive a financing coordination fee for services rendered with respect to refinancing of any debt obligations of the Company or its subsidiaries equal to 1.0% of the gross amount of the refinancing.

The Company will pay the Advisor a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (a) one-half of a competitive real estate commission, or (b) 1% of the sales price of such property, and (ii) in the case of the sale of any asset other than real property or securities, 1% of the sales price of such asset, if the Advisor, its affiliates or related parties provide a substantial amount of services, as determined by the Company’s Independent Directors, in connection with the sale of one or more assets (including a sale of all of its assets or the sale of it or a portion thereof). The Company will not pay the Advisor a disposition fee in connection with the sale of investments that are securities; however, a fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of the Advisor if, such affiliate is properly licensed.

Under the Advisory Agreement and the Charter, the Advisor will be entitled to receive certain subordinated incentive fees upon (a) sales of assets and/or (b) a listing on a national securities exchange (which would also include the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of the Company’s common stock as a result of a merger, share acquisition or similar transaction). However, if a listing occurs, the Advisor will not be entitled to receive an incentive fee on subsequent sales of assets. The incentive fees are calculated pursuant to formulas set forth in both the Advisory Agreement and the Charter. All incentive fees payable to the Advisor are subordinated to the return to investors of their invested capital plus a 6% cumulative, non-compounded annual return on their invested capital. Upon termination or non-renewal of the Advisory Agreement by the Advisor for good reason (as defined in the Advisory Agreement) or by the Company other than for cause (as defined in The Advisory Agreement), a listing or sale of assets after such termination or non-renewal will entitle the Advisor to receive a pro-rated portion of the applicable subordinated incentive fee.

In addition, the Advisor or its affiliates may be entitled to receive fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of a property, subject to approval of the Company’s Board, including a majority of its Independent Directors.

Property Manager – Pursuant to a property management and leasing agreement as amended in 2012 (the “Property Management and Leasing Agreement”) with CNL Healthcare Manager Corp. (the “Property Manager”), the Company or its subsidiary property owner, pays the Company’s Property Manager a property management fee of (a) 2% of annual gross rental revenues from the Company’s single tenant properties; and (b) 4% of annual gross rental revenues from the Company’s multi-tenant properties. In the event that the Company contracts directly with a third-party property manager, we may pay the Property Manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will the Company pay both a property management fee and an oversight fee with respect to the same property. The Company or its subsidiary property owners also will pay to the Property Manager a construction management fee equal to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, which fee will be due and payable upon completion of such projects.

Expense Support Agreements – In March 2013, the Company entered into the expense support and restricted stock agreement with the Advisor pursuant to which the Advisor has agreed to accept certain payments in the form of forfeitable restricted shares of the Company’s common stock in lieu of cash for services rendered and applicable asset management fees and specified expenses we owe to the Advisor under the Advisory Agreement. Commencing on April 1, 2013, the Advisor has provided expense support to the Company through forgoing the payment of fees in cash and acceptance of restricted stock for services rendered and applicable asset management fees and specified expenses in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO (as defined in the expense support and restricted stock agreement). The expense support amount will be determined for each calendar quarter on a non-cumulative basis, with each such quarter-end date (“Determination Date”).

In August 2013, the Company entered into the property manager expense support and restricted stock agreement pursuant to which the Property Manager has agreed to accept certain payments in the form of forfeitable restricted shares of the Company’s common stock in lieu of cash for property management services owed by the Company to the Property Manager under the Property Management and Leasing Agreement. Commencing on July 1, 2013, the Property Manager is required to provide expense support to the Company through forgoing the payment of fees in cash and acceptance of restricted stock for services in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO (as defined in the property manager expense support agreement). The Property Manager expense support amount shall be determined, on a non-cumulative basis, after the calculation of the Advisor expense support amount pursuant to the Property Manager expense support agreement on each Determination Date.

In exchange for services rendered and in consideration of the expense support provided, the Company shall issue, within 45 days following each Determination Date, a number of shares of restricted stock equal to the quotient of the expense support amount provided by to the Advisor and Property Manager for the preceding quarter divided by the then-current public offering price per share of common stock, on the terms and conditions and subject to the restrictions set forth in the expense support agreements. Any amounts deferred, and for which restricted stock shares are issued, pursuant to the expense support agreements will be permanently waived and the Company will have no obligation to pay such amounts to the Advisor or the Property Manager. The restricted stock is subordinated and forfeited to the extent that stockholders do not receive their original invested capital back with at least a 6% annualized return of investment upon ultimate liquidity of the Company.

CNL Capital Markets Corp. – Pursuant to the Capital Markets Service Agreement between the Company and CNL Capital Markets Corp. (“CCM”), an affiliate of CNL (the “Service Agreement”), the Company pays CCM a sliding flat annual rate (payable monthly) based on the average number of investor accounts that will be open over the term of the agreement. CCM provides certain administrative services related to the ownership of the Company’s shares. In March 2013, the Company’s Board approved an amendment to the Service Agreement pursuant to which the Service Agreement, unless terminated, will renew for consecutive one year periods.

Co-venture partners – The Company paid certain amounts on behalf of its co-venture partner, Windsor Manor, of approximately $30,000 and $0.1 million during the years ended December 31, 2014 and 2013, respectively.

The Company incurs operating expenses which, in general, are related to administration of the Company on an ongoing basis. The Advisor and its affiliates are entitled to reimbursement of certain costs incurred on the Company’s behalf in connection with its organization, the offering, acquisitions and operating activities. Pursuant to the Advisory Agreement, the Advisor shall reimburse the Company the amount by which the Total Operating Expenses paid or incurred by the Company exceed, in any four consecutive fiscal quarters (an “Expense Year”)

commencing with the year ended June 30, 2013, the greater of 2% of average invested assets or 25% of net income (as defined in the Advisory Agreement) (the “Limitation”), unless a majority of the Company’s Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors (referred to as the “Expense Cap Test”). In performing the Expense Cap Test, the Company uses operating expenses on a GAAP basis after making adjustments for the benefit of expense support under the expense support and restricted stock agreements. For the Expense Year ended December 31, 2014, the Company did not incur operating expenses in excess of the Limitation.

Organizational and offering costs become a liability to the Company only to the extent selling commissions, the marketing support fees and other organizational and offering costs do not exceed 15% of the gross proceeds of the offering. As of December 31, 2014, there were no organizational and offering costs in excess of the 15% limitation.

During 2014, the Company received subscriptions of $572.3 million and incurred stock issuance costs of $59.8 million, representing stock issuance costs to subscriptions received of 1:10. Stock issuance costs consist of selling commissions, marketing support fees, due diligence expense reimbursements, and other offering costs.

During 2014, the Company’s Total Operating Expenses incurred represented approximately 1.05% of Average Invested Assets, as each term is defined in the Charter. During 2014, the Company’s Total Operating Expenses incurred represented approximately 46.23% of Net Income, as each term is defined in the Charter.

The Company maintains accounts totaling approximately $0.1 million and $0.4 million as of December 31, 2014 and 2013, respectively, at a bank in which its chairman serves as a director.

In June 2013, the Company originated a loan in the amount of $6.2 million for the HCA Rutland development, (the “ADC Loan”), to Crosland Southeast, a related party by virtue of a family relationship between a principal of the borrower and the Company’s vice chairman who recused himself from review and approval of the investment, for the development of an MOB in Rutland, Virginia, that will function as an out-patient emergency and imaging center and was leased to Hospital Corporation of America. As of December 31, 2014, the Company’s ADC Loan had been fully repaid. As of December 31, 2013, approximately $3.7 million of the ADC Loan commitment had been funded of which approximately $1.8 million was used for the purchase of land (“HCA Rutland”) and approximately $1.9 million was used towards the development of the MOB. The previous funding on the ADC Loan was recorded as a note receivable from related party as of December 31, 2013. In addition, the Company recorded interest income for the years ended December 31, 2014 and 2013, which is included in interest income on note receivable from related party.

Advisor – The Advisor has responsibility for the Company’s day-to-day operations, administering the Company’s accounting functions, serving as the Company’s consultant in connection with policy decisions to be made by the Company’s Board, and identifying and making acquisitions and investments on the Company’s behalf. In exchange for these services, the Advisor is entitled to receive certain fees from the Company.

The current Advisory Agreement, which was approved by the Board on March 4, 2014, continues through June 2015. The Company’s Independent Directors are required to review and approve the terms of the Advisory Agreement at least annually.

The tables below provide information regarding fees paid to affiliates of the Company’s sponsor in connection with the Company’s offerings and its operations. The tables include amounts incurred during the years ended December 31, 2014 and 2013.

No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to the Company’s distribution reinvestment plan.

The fees incurred by and reimbursable to the Advisor in connection with the Company’s offerings for the years ended December 31, 2014 and 2013, and the related amounts unpaid as of December 31 2014 and 2013 are as follows (in thousands):

	Year Ended December 31,		Unpaid Amounts (1) as of December 31,
	2014	2013	2014	2013

Selling commissions (2)	$18,387	$10,262	$388	$71
Marketing support fees (2)	16,429	11,310	555	70

	$34,816	$21,572	$943	$141

The expenses and fees incurred by and reimbursable to the Company’s related parties for the years ended December 31, 2014 and 2013, and related amounts unpaid as of December 31, 2014 and 2013 are as follows (in thousands):

	Years Ended December 31,		Unpaid Amounts (1) as of December 31,
	2014	2013	2014	2013
Reimbursable expenses:
Offering costs (2)	$5,151	$4,373	$713	$612
Operating expenses (3)	3,206	2,576	479	915
Acquisition fees and expenses	614	254	80	138

	8,971	7,203	1,272	1,665
Investment services fees (4)	18,553	12,892	–	–
Disposition fees (5)	–	608	–	–
Financing coordination fee (6)	220	–	–	–
Property management fees (7)	2,982	1,244	429	322
Asset management fees (8)	13,612	5,089	355	894
Interest reserve and other advances (9)	–	–	–	286

	$44,338	$27,036	$2,056	$3,167

FOOTNOTES:

(1)	Amounts are recorded as due to related parties.

(2)	Amounts are recorded as stock issuance and offering costs. Amounts include approximately $30,000 and $0.1 million of reimbursement payments to the Advisor for services provided to the Company by its executive officers for the years ended December 31, 2014 and 2013, respectively. The reimbursement payments include components of salaries, benefits and other overhead charges.

(3)	Amounts are recorded as general and administrative expenses. Amounts include approximately $0.2 million of reimbursement payments to the Advisor for services provided to the Company by its executive officers for each of the years ended December 31, 2014 and 2013. The reimbursement payments include components of salaries, benefits and other overhead charges. There were no amounts incurred for the year ended December 31, 2014.

(4)	For the year ended December 31, 2014, the Company incurred investment services fees totaling approximately $18.6 million of which approximately $1.8 million was capitalized and included in real estate under development. For the year ended December 31, 2013, the Company incurred investment services fees totaling approximately $12.9 million of which approximately $0.5 million and $0.1 million, respectively, were capitalized and included in investments in unconsolidated entities and real estate under development.

(5)	Amounts are recorded as a reduction to gain on sale of investment in unconsolidated entity.

(6)	For the year ended December 31, 2014, the Company incurred approximately $0.2 million in Financing Coordination Fees which have been capitalized and included in investment in the Windsor Manor Joint Venture. There were no amounts incurred for the year ended December 31, 2013.

(7)	For the years ended December 31, 2014 and 2013, the Company incurred approximately $2.9 million and $1.2 million, respectively, in construction management fees payable to the Property Manager of which approximately $0.9 million and $0.2 million, respectively, have been capitalized and included in real estate under development.

(8)	For the years ended December 31, 2014 and 2013, the Company incurred approximately $13.6 million and $5.1 million, respectively, in asset management fees and specified expenses payable to the Advisor, of which approximately $4.9 million and $1.4 million, respectively, were forgone in accordance with the terms of the expense support and restricted stock agreement and approximately $0.3 million and $0.1 million, respectively, were capitalized and included in real estate under development. See description of the expense support and restricted stock agreement above for additional information.

(9)	Amount primarily consists of an interest reserve account related to the ADC Loan originated in June 2013; refer above for further information.

The following fees were foregone in connection with the expense support agreements for the years ended December 31, 2014 and 2013, and cumulatively as of December 31, 2014 (in thousands, except offering price):

	Years Ended December 31,			As of December 31,
	2014	2013		2014
Asset management fees (1)	$4,867	$1,402		$6,269

Then-current offering price (2)	$10.24	$10.00		$10.58

Restricted stock shares (3)	478	140		618

Cash distributions on restricted stock (4)	$98	$5		$103

Stock distributions on restricted stock (5)	7	–	(6)	7

FOOTNOTES:

(1)	No other amounts have been forgone in connection with the expense support agreements for the years ended December 31, 2014 and 2013, and cumulatively as of December 31, 2014.

(2)	The then-current offering prices are based on the Company’s net asset value per share at the date in which the expense support amounts were ultimately settled under the expense support agreements.

(3)	Restricted stock shares are comprised of approximately 0.5 million issued to the Advisor and approximately 0.1 million issuable to the Advisor as of December 31, 2014. Since the vesting conditions were not met through December 31, 2014, no fair value was assigned to the restricted stock shares as the shares were valued at zero, which represents the lowest possible value estimated at vesting. In addition, the restricted stock shares were treated as unissued for financial reporting purposes because the vesting criteria had not been met as of December 31, 2014.

(4)	The cash distributions have been recognized as compensation expense as issued and included in general and administrative expense.

(5)	This represents the number of shares issued to the Advisor as stock distributions on its restricted stock shares. The par value of the stock distributions has been recognized as compensation expense as issued and included in general and administrative expense.

(6)	During the year ended December 31, 2013, the Advisor received 356 shares in the form of stock distributions under the terms of the Advisor expense support agreement.

Policies Regarding Transactions with Certain Affiliates

Item 404 of the Commission’s Regulation S-K requires disclosure by the Company of any transaction between the Company and any related persons the amount of which exceeds $120,000 in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

In order to reduce or eliminate certain potential conflicts of interest, the Charter contains, and/or the Board has adopted written restrictions relating to (i) transactions between the Company and its Advisor or its affiliates, (ii) certain future offerings, and (iii) allocation of properties and loans among certain affiliated entities. These restrictions include the following:

Provision of goods and services - No goods or services will be provided by the Advisor or its affiliates to the Company except for transactions in which the Advisor or its affiliates provide those goods or services in accordance with the Charter, or if a majority of the Company’s directors (including a majority of the Independent Directors) not otherwise interested in such transactions approve such transactions as fair and reasonable and on terms and conditions to the Company than those available from unaffiliated third parties.

Purchase or lease of properties - The Company will not purchase or lease properties in which the Company’s sponsor, CNL Financial Group, LLC (the “Sponsor”), the Advisor, the directors or any affiliate has an interest without the determination by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction that such transaction is fair and reasonable to the Company and at a price no greater than the cost of the asset to the Sponsor, Advisor director or affiliate unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event shall the Company acquire any such asset at an amount in excess of its current appraised value. Further, the Company will not sell or lease properties to the Advisor, the Sponsor, a director or any affiliates thereof unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction determine the transaction is fair and reasonable to the Company.

Loans to affiliates - The Company will not make loans to the Sponsor, the Advisor, the directors or any affiliate thereof, except (i) mortgage loans subject to the restrictions governing mortgage loans in the Charter or (ii) to its wholly-owned subsidiaries or to ventures or partnerships in which the Company holds an interest. Any loans to the Company by its sponsor, the Advisor, the directors or any affiliates thereof must be approved by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.

Borrowing from affiliates – The Company will not borrow money from the Sponsor, the Advisor, the directors or any affiliate thereof, unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in the transaction conclude that the transaction is fair, competitive, commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances.

Voting of shares - With respect to shares owned by the Advisor, the directors or any affiliate thereof, neither the Advisor, nor the Company’s directors, nor any of their affiliates may vote or consent on matters submitted to the Company’s stockholders regarding the removal of the Advisor, the directors, or any affiliate thereof or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Advisor, the directors, and any affiliate thereof may not vote or consent, any shares owned by any of them shall not be included.

Suitable investment opportunities – Certain of the Company’s directors and executive officers also serve as directors and executive officers of CNL Lifestyle Properties, Inc., a REIT sponsored by CNL Financial Group, LLC. Although the Company has different investment objectives than CNL Lifestyle Properties, Inc., an investment opportunity may be suitable for both the Company and CNL Lifestyle Properties, Inc. The Company’s Board and the Advisor have agreed that, in the event an investment opportunity is presented to both the Company’s Advisor’s Investment Committee and the investment committee of the advisor for CNL Lifestyle Properties, Inc. and it is determined that the opportunity may be suitable for both the Company and CNL Lifestyle Properties, Inc., and for which both entities have sufficient uninvested funds, the investment opportunity will be offered to the entities on an alternating basis as follows:

The first investment opportunity that meets this criteria will be first offered to the Company;

The second opportunity that meets this criteria will be first offered to CNL Lifestyle Properties, Inc. (whether or not the Company passed on the first investment opportunity, and whether or not CNL Lifestyle Properties, Inc. accepted an investment in the first investment opportunity); and

Thereafter, each offer of any investment opportunities will alternate on the foregoing basis. It shall be the duty of the Board, including the Independent Directors, to ensure that these policies are applied fairly to the Company.

This policy will continue in effect until such time as the Company’s sponsor, CNL Financial Group, LLC, no longer owns or controls the Company’s Advisor and the advisor of CNL Lifestyle Properties, Inc.

Certain public or private entities affiliated with the Company’s sponsor, CNL Financial Group, LLC, and/or CNL are bound by conflict resolution procedures that may impact the investments that are available to the Company. In particular, certain of these public and private entities affiliated with the Company’s sponsor or CNL, some of which invest in assets similar to those in which the Company may invest, require that if an investment opportunity becomes available which is suitable for such sponsor- and/or CNL-affiliated entities, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure for these other entities, an investment opportunity will be considered “offered” when the opportunity is presented to the applicable board of directors for its consideration. In addition to various other factors, the determination as to whether or not an investment opportunity is suitable for more than one program will be determined based on the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of the properties, the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. A subsequent development regarding the investment opportunity, such as a delay in the closing of a property or a delay in the construction of a property, may cause any such investment to be more appropriate for an entity other than the entity which committed to make the investment. Although neither the Company nor its Advisor are bound by these conflict resolution procedures, the Company and its Advisor may be restricted by such procedures.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers acted as the Company’s independent registered certified public accounting firm to audit the Company’s books and records for the fiscal year ended December 31, 2014. PricewaterhouseCoopers reports directly to the Company’s Audit Committee. The Audit Committee has recommended to the Board of Directors that PricewaterhouseCoopers be appointed as the Company’s independent registered certified public accounting firm for the fiscal year ended December 31, 2015. Upon the recommendation of the Audit Committee, the Board has approved the appointment of PricewaterhouseCoopers as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015.

Stockholder ratification of the appointment of auditors requires the affirmative vote of a majority of the votes cast. Any shares not voted by abstention, broker non-vote or by not submitting a proxy, have no impact on the outcome of the proposal.

Although not required by law or the Company’s governance documents, the Company believes ratification of this appointment is good corporate practice because the audit of the Company’s books and records is a matter of importance to the Company’s stockholders. If the Company’s stockholders do not ratify the appointment, the Company’s Audit Committee will reconsider the appointment of PricewaterhouseCoopers, but still may elect to retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the Company’s best interest and the best interest of the Company’s stockholders.

Representatives of PricewaterhouseCoopers are expected to be present at the 2015 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from the Company’s stockholders.

The Board unanimously recommends a vote “FOR” ratification

of the appointment of PricewaterhouseCoopers as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015.

Auditor Fees

PricewaterhouseCoopers serves as the Company’s principal accounting firm and audited the Company’s consolidated financial statements for the years ended December 31, 2014 and 2013.

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers for 2014 and 2013 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table:

	Year Ended December 31
	2014	2013

Audit fees	$997,856	$817,837
Audit-related fees	18,500	481,550
Tax fees	429,436	307,421
All other fees	–	–

Total fees	$1,445,792	$1,606,808

Audit Fees – Consists of professional services rendered in connection with the annual audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K and quarterly reviews of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services performed by PricewaterhouseCoopers that are closely related to the audit and in many cases could only be provided by the Company’s independent auditors. Such services include the issuance of comfort letters and consents related to the Company’s registration statements, assistance with, and review of, other documents filed with the Commission and accounting advice on completed transactions.

Audit-Related Fees – Consists of services related to audits of properties acquired, due diligence services related to contemplated property acquisitions and accounting consultations.

Tax Fees – Consists of services related to corporate tax compliance, including review of corporate tax returns, review of the tax treatments for certain expenses and tax due diligence relating to acquisitions.

All Other Fees – There were no professional services rendered by PricewaterhouseCoopers that would be classified as other fees during the years ended December 31, 2014 and 2013.

Pre-Approval of Audit and Non-Audit Services

Under the Company’s Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors in order to assure that the provisions of such services do not impair the auditor’s independence. The policy, as described below and set forth in the Audit Committee Charter sets forth conditions and procedures for such pre-approval of services to be performed by the independent auditor and utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

The annual audit services, as well as all audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor), requires the specific pre-approval of the Audit Committee. The Audit Committee may, however, grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide (such as comfort letters or consents). The Audit Committee has pre-approved all tax services and may grant general pre-approval for those permissible non-audit services that it has classified as “all other services” because it believes such services are routine and recurring services, and would not impair the independence of the auditor.

The fee amounts for all services to be provided by the independent auditor are established annually by the Audit Committee, and any proposed service fees exceeding approved levels will require specific pre-approval by the Audit Committee. Requests to provide services that require specific approval by the Audit Committee are submitted to the Audit Committee by the independent auditor, the chief financial officer and the chief executive officer, and must include a joint statement as to whether, in their view, the request is consistent with the Commission’s rules on auditor independence.

OTHER MATTERS

The Board does not know of any matters to be presented at the 2015 Annual Meeting other than those stated herein. If any other business should come before the 2015 Annual Meeting, the person(s) named in the enclosed proxy will vote thereon in their discretion.

DEADLINES TO SUBMIT PROPOSALS FOR CONSIDERATION OR TO

NOMINATE DIRECTORS AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials.

Proposals that a stockholder intends to present at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and wishes to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting must be received no later than the close of business (5:30 p.m., Eastern Time) on December 31, 2015. All proposals must comply with Commission Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Corporate Secretary of the Company by mail at the address provided below. As the rules of the Commission make clear, simply submitting a timely proposal does not guarantee that the proposal will be included in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting.

Requirements for Director Nominations and Other Stockholder Proposals to Be Brought Before the 2016 Annual Meeting of Stockholders.

Pursuant to the provisions of the Company’s Third Amended and Restated Bylaws (the “Bylaws”), notice of as any director nominations, as well as any proposal that a stockholder intends to present at the 2016 Annual Meeting, but does not intend to have included in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting, must be received by the Corporate Secretary of the Company, at the address provided below, not more than 150 days nor less than 120 days prior to the first anniversary of the date of 2015 Annual Meeting. Accordingly, any notice given by a stockholder pursuant to these provisions of the Company’s Bylaws must be received not earlier than the close of business on January 28, 2016, and not later than the close of business on February 27, 2016. To be in proper form, the notice must be submitted by a stockholder of record and must include the information required by the Bylaws with respect to each director nomination or proposal that the stockholder intends to present at the 2016 Annual Meeting. If you are a beneficial owner of shares held by a broker or custodian, you should contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

Notices of intention to present proposals at the 2016 Annual Meeting and/or director nominations must be addressed to: CNL Healthcare Properties, Inc., CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida, 32801, Attention: Holly J. Greer, Corporate Secretary. The Company will not consider any proposal or nomination that is not timely. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with or otherwise does not meet the Bylaw or Commission requirements for submitting a proposal or nomination, or other applicable requirements, A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the Bylaw and Commission requirements.

By Order of the Board of Directors,

Holly J. Greer

Secretary

April 16, 2015

Orlando, Florida

ANNEX 1

2015 FORM OF PROXY

CNL Healthcare Properties, Inc. (Logo)

P.O. Box 4920

Orlando, FL 32802-4920

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the touch-tone prompts to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the touch-tone prompts.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Sign up today to receive next year’s annual report and proxy materials via the Internet rather than by mail. Additional mailings, such as distribution statements and tax forms, are also available electronically. To sign up to receive these mailings electronically, or to review or change your current delivery preferences, visit our website at www.CNLHealthcareProperties.com/gopaperless.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CNL HEALTHCARE PROPERTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR ALL” OR FOR” THE FOLLOWING PROPOSALS

1.            Election of five (5) directors, each for a term expiring at the 2016 annual meeting of stockholders and until his successor is duly elected and qualifies.

Nominees

01)  James M. Seneff, Jr.

02)  Thomas K. Sittema

03)  J. Chandler Martin

04)  Michael P. Haggerty

05)  J. Douglas Holladay

For All ☐	Withhold All ☐	For All Except ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.    Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2015.

For ☐	Against ☐	Abstain ☐

3.    Transaction of such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying proxy statement and notice of the 2015 Annual Meeting and our 2014 Annual Report to Stockholders with respect to our 2014 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the 2015 Annual Meeting. This proxy may be revoked at any time before it is exercised.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated.      ☐

Important: Please sign exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

The Proxy Statement and the 2014 Annual Report to Stockholders are available at:

www.proxyvote.com

PROXY

CNL HEALTHCARE PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James M. Seneff, Jr. and Thomas K. Sittema, each of them as proxies with full power of substitution in each to attend, to cast on behalf of the undersigned all votes the undersigned is entitled to cast at such meeting, including with respect to the 2015 Annual Meeting of Stockholders of CNL Healthcare Properties, Inc. to be held on June 24, 2015, at 9:30 a.m., Eastern Time, and any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present all matters set forth in the Notice of the 2015 Annual Meeting of Stockholders and Proxy Statement dated April 16, 2015, a copy of which has been received by the undersigned.

The votes entitled to be cast by the undersigned will be cast as directed. If the Proxy is executed,

but no direction is given, the votes entitled to be cast by the undersigned will be cast “FOR ALL” or

“FOR” the proposals stated.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

ANNEX 2

VOTING REMINDER FLYER

Please Vote!
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY. Reduce corporate expenses by submitting your vote by Internet at proxyvote.com.

☑

Read the Enclosed Materials…

Enclosed is the following information for the CNL Healthcare Properties, Inc. Annual Meeting of Stockholders:

—     2014 Annual Report

—     Proxy Statement that describes the proposals to be voted upon

—     Proxy card for each registration*

*You may have more than one proxy card included in your packet because you have multiple registrations. Please be sure to vote all proxies in your packet.

☑	Vote by Internet… Visit proxyvote.com and follow the online instructions to cast your vote. Your control number is located on the proxy card.

☑	…Or Complete the Proxy Card and Return by Mail… On the proxy card, cast your vote on the proposals, sign and return it in the postage-paid envelope provided. Please note, all parties must sign.

☑	...Or Vote by Telephone all 800-690-6903 using a touch-tone telephone and follow the simple, recorded instructions. Your control number is located on the proxy card.

If you voted by Internet or by phone, please DO NOT mail back the proxy card.

☑	For Assistance… If you have any questions or need assistance with completing your proxy card, please call our proxy solicitor, Broadridge Investor Communication Solutions, Inc., at 855-928-4482.

Thank you!

We appreciate your participation and support. Again, please be sure to vote. Your vote is important!

Visit cnl.com/gopaperless to sign up for electronic delivery of future stockholder materials.